UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement.
[ ]	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
[ ]	Definitive Proxy Statement.
[X]	Definitive Additional Materials.
[ ]	Soliciting Material Pursuant to § 240.14a-12.

ROCHDALE INVESTMENT TRUST
 (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials:
[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

Draft - Solicitation Script

Rochdale Dividend & Income Portfolio
Meeting Date: March 28, 2013
Toll Free Number - TBD

Inbound Greeting:
“Thank you for calling the Broadridge Proxy Services Center for the Rochdale Dividend & Income Portfolio. My name is <Agent Name> and this call is being recorded for quality assurance. How may I assist you today?”

Outbound Greeting:
“Hello is Mr. /Ms. _______________ available please?”

“Hi Mr. /Ms _______________, my name is <Agent Name> and I am calling on behalf of the Rochdale Dividend & Income Portfolio on a recorded line.  Recently we sent you proxy materials for the upcoming Special Meeting of Shareholders to be held on March 28, 2013 and have not received your vote.  Therefore, I’m calling to ask if you would be willing to vote your shares by telephone with me now.”

Voting:
“Your Fund’s Board recommends that shareholders vote “FOR” the proposals.  Would you like to vote along with the recommendations of the board?”

“Are you authorized to vote on all shares in the fund in all accounts?” (Should have already identified shares s/he is authorized to vote)

“Thank you, I am recording your (for, against, abstain) vote.  For confirmation purposes, please state your full name?”

“And according to our records, you currently reside in (read city, state, and Zip Code)?
To ensure we have the correct street address for the confirmation, please state your street address?”

“Thank you.  You will receive a confirmation of your voting instructions within 5 days.  If you have any questions, please contact us at the toll free number listed on the confirmation.”

“Mr./Ms. (Shareholder’s Last Name), your vote is important and your time is appreciated.  Thank you and have a good (day, evening, night).”

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If Unsure of voting or does not want to vote along with the recommendation of the Board:
“Would you like me to review the proposals with you? “ (After review, ask them if they would like to vote now over the phone).

If Not Received/Requesting material to be re-mailed:
“I can resend the proxy materials to you, or I can review the proposals with you and record your vote immediately by phone.” (pause for response)

After review, ask them if they would like to vote now over the phone.

“Your Board recommends that you vote “FOR” the proposal(s). Would you like to vote along with the recommendations of the Board?”

If they don’t want proposals reviewed:

“Do you have an email address this can be sent to?” (If yes, enter the email address in the notes and read it back phonetically to the shareholder)

“Thank you.  You should receive the proxy materials shortly and the materials will inform you of the methods available to cast your vote, one of which is to call us back at xxx-xxx-xxxx”

If Not Interested:
(Use rebuttal) “I am sorry for the inconvenience. Please be aware that as a shareholder, your vote is very important.  Please fill out and return your proxy card at your earliest convenience.  If you would rather not do that, you can always vote via the other methods outlined in the proxy materials. Thank you again for your time today, and have a wonderful day/evening. “

ANSWERING MACHINE MESSAGE:
“Hello, my name is <Agent Name> and I am a proxy voting specialist calling on behalf of Rochdale Dividend & Income Portfolio. You should have received proxy material electronically or in the mail concerning the Special Meeting of Shareholders to be held on March 28, 2013.”

“Your vote is very important.  Please sign, date and promptly mail your proxy card in the postage-paid envelope provided.  Internet and telephone voting are also available.  To vote

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over the Internet please follow the instructions provided in the proxy materials.  If you have any questions, would like to vote over the telephone or need new proxy materials, call toll-free at xxx-xxx-xxxx and a proxy voting specialist will assist you.  Specialists are available Monday through Friday, 9:30 AM to 9:00 PM Eastern Time.  Voting takes just a few moments and will benefit all shareholders.
Thank you for your prompt attention to this matter.”

AUTOMATED ANSWERING MACHINE MESSAGE:
“Hello, this is the Broadridge Proxy Services Center calling with an important message on behalf of Rochdale Dividend & Income Portfolio.  You should have received proxy material electronically or in the mail concerning the Special Meeting of Shareholders to be held on March 28, 2013.

Your vote is very important.  Please sign, date and promptly mail your proxy card in the postage-paid envelope provided.  Internet and telephone voting are also available.  To vote over the Internet please follow the instructions provided in the proxy materials.  If you have any questions, would like to vote over the telephone or need new proxy materials, call toll-free at xxx-xxx-xxxx and a proxy voting specialist will assist you.  Specialists are available Monday through Friday, 9:30 AM to 9:00 PM Eastern Time.  Voting takes just a few moments and will benefit all shareholders.

Thank you for your prompt attention to this matter.”

INBOUND - CLOSED RECORDING:
“Thank you for calling the Broadridge Proxy Services Center. Our offices are now closed.  Please call us back during our normal business hours which are, Monday through Friday, 9:30 AM to 9:00 PM Eastern Time.  Thank you.”

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INBOUND - CALL IN QUEUE MESSAGE:
“Thank you for calling the Broadridge Proxy Services Center.  Our proxy specialists are currently assisting other shareholders.  Your call is important to us.  Please continue to hold and your call will be answered in the order in which it was received.”

END OF CAMPAIGN MESSAGE:
“Thank you for calling the Broadridge Proxy Services Center. The Shareholder meeting has been held and as a result, this toll free number is no longer in service for proxy related calls. If you have questions about your investment, please contact your Financial Advisor or the fund company directly.  Thank you and have a nice day.”

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